Exhibit 10.47
AGREEMENT
Between
COFFEYVILLE RESOURCES CRUDE TRANSPORTATION, LLC
and
THE PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY
WORKERS INTERNATIONAL UNION
AFL-CIO-CLC
and
LOCAL NO. 5-432, HEADQUARTERED IN BARTLESVILLE, OKLAHOMA
Effective:

AGREEMENT Between COFFEYVILLE RESOURCES CRUDE TRANSPORTATION, LLC and THE PAPER, ALLIED-INDUSTRIAL, CHEMICAL & ENERGY WORKERS INTERNATIONAL UNION AFL-CIO-CLC and LOCAL NO. 5-432, HEADQUARTERED IN BARTLESVILLE, OKLAHOMA.

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AGREEMENT
     THIS AGREEMENT is made and entered into, effective the                      day of                                         , 2004, by and between Coffeyville Resources Crude Transportation, LLC (hereinafter referred to as the “Employer” or the “Company”), and the Paper, Allied-Industrial, Chemical & Energy Workers International Union, AFL-CIO-CLC (“PACE”) and Local No. 5-432, headquartered in Bartlesville, Oklahoma (hereinafter referred to as the “Union”) for designated Employees under the authority of the N.L.R.B. Certification Order No. 17-UA-682.
WITNESSETH:
     WHEREAS, the parties have, by negotiation and collective bargaining, reached complete agreement on wages, hours of work, working conditions and other related, negotiable subjects to be incorporated into a new Labor Agreement which shall supersede all previous verbal or written agreements applicable to the employees in the bargaining unit defined herein, which may have existed between the predecessor of the Employer and the Union.
     WHEREAS, the Employer and organized labor both clearly recognize the responsibilities that both have to each other and the need for a close and continued friendly relationship between them, and because they further recognize that such relationship will result in mutual benefits by giving effective service in the interest of the Employer and creating improved labor standards for the members of the Union; consequently, this Agreement is entered into with good will and understanding.
     WHEREAS, the Employer and the Union agree to do everything in their power to obtain maximum productivity on the part of individual employees within the limits of safety and good health. The Employer and the Union agree that the economic condition of the Employer and the industry necessitate an increased militance against waste and inefficiency and the parties pledge that unnecessary overtime for calls to work outside of duty hours are to be avoided wherever practicable.
     NOW, THEREFORE, in consideration of the foregoing, the execution of this Agreement and the full and faithful performance of the covenants, representations and warranties contained herein, it is mutually agreed as follows:
ARTICLE 1 SCOPE OF AGREEMENT
1.1	The Union is recognized as acting as the sole bargaining agency for all full time employees of the Employer engaged in the operations as set forth in this Article except supervisory employees, foremen, plant protection employees and employees whose duties are of a clerical, professional or technical nature.

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1.2	This Agreement shall apply to those operations at the time of entering into this Agreement of Coffeyville Resources Crude Transportation, LLC in Butler, Cowley, Sedgwick, Chautaugua. Elk, Montgomery, Sumner, and Wilson counties in the State of Kansas, and Osage, Washington, Craig, Tulsa, Kay, Pawnee, Creek, Rodgers and Nowata counties in the State of Oklahoma.
1.3	In this Agreement, whenever the context so requires, the masculine gender includes the feminine.
ARTICLE 2 BINDING EFFECT OF THIS AGREEMENT
2.1	This Agreement shall be binding upon the parties’ signatory hereto. In the event that the Employer’s business is sold, assigned or transferred, the parties shall have all rights and obligations conferred by law. In the event the facility is sold, the Company shall give notice of the existence of this Agreement to any purchaser.
ARTICLE 3 NO STRIKES OR LOCKOUTS; CONTINUITY OF OPERATION
3.1	During the existence of this Agreement, there shall be no lockouts or strikes, including sympathy strikes, picketing, work stoppages, slowdowns or disruptive activity by the Union or by any employee. It is specifically understood and agreed that a work stoppage or disruption of work or slowdown occasioned by the honoring of another union’s (whether or not affiliated or associated with the Union) picket line shall constitute a forbidden work stoppage under this Article.
3.2	Any and all Employees who violate any of the provisions of this Article may be disciplined by the Company, up to and including discharge.
3.3	Upon expiration of the Agreement and because of the nature of the petroleum business, need for safety in the community, and desirability of orderly turnover of the operation there shall be no strike or lockout until after a lapse of a period of not less than 72 hours following a notice of strike or lockout from the party giving such notice to the other party and that this Article 3 shall be considered as in full force until expiration of such period of 72 hours.
3.4	Nothing contained herein shall preclude the Company from obtaining judicial restraint and damages in the event any provision of this Article is violated. Any alleged violation of this Article (with the exception of just cause discipline issues) shall not be subject to the provisions of the grievance and arbitration provisions of this Agreement.

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ARTICLE 4 NO SOLICITATION OR DISTRIBUTION
4.1	Employees may not solicit or distribute printed materials of any kind to employees during work time or in work areas. Employees who are not on work time may not solicit or distribute printed materials to employees who are on work time.
ARTICLE 5 MANAGEMENT RIGHTS
5.1	The Employer has the sole discretion to manage and operate the Company, including all of its operations, activities and the direction of its Employees, with the right to hire, or suspend, discipline or discharge for just cause; to promote, demote, assign work, separate, classify, reclassify, transfer, and layoff Employees, and to recall or relieve Employees from duty and to and maintain discipline and efficiency among Employees; to decide the number of Employees to be utilized; to establish reasonable facility rules; to determine the type and scope of work to be performed; to establish schedules of operation; to determine work schedules of Employees and to change such schedules as determined appropriate; to require overtime; and to determine the methods, procedures and means of operation. The Company shall also have the right to introduce new or improved working methods or facilities. Nothing in this Section is intended to limit any rights of the Company not specifically and expressly covered.
ARTICLE 6 PROBATIONARY PERIOD
6.1	Each employee will be regarded as a probationary employee until he has completed one hundred twenty (120) working days of continuous employment. During this period of probationary employment, the services of the employee may be terminated, with or without cause, and without recourse to the grievance procedure; no advance notice of layoff or termination, or payment in lieu thereof, shall be required; and seniority rights provided elsewhere in this Agreement shall not apply.
6.2	The period of probation shall be extended by the number of days the Employee is absent from scheduled work while on probationary status.
ARTICLE 7 SENIORITY, LAYOFFS, TRANSFERS AND PROMOTIONS
7.1	Company Seniority is the length of continuous full-time service from an Employee’s most recent date of hire by the Employer. Company Seniority shall apply to determine eligibility for benefits as specified in this Agreement, including vacation benefits. Farmland service with each employee hired in conjunction with the sale of the facility from Farmland to the Employer shall be credited as Company seniority.
7.2	The following categories of seniority will be established: The Employee’s date of hire will establish his seniority based upon his successful completion of his probationary

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period. Company seniority will be utilized in the event of layoff or recall, subject to the ability and qualifications of the employee to perform the duties of the position in question.
7.3	Layoff and Rehire. In the event layoffs become necessary, which Employees will be laid off or retained and which Employees shall be recalled shall be determined by the appropriate Company seniority. An employee whose position is eliminated due to a reduction in force or is bumped by a senior qualified employee will apply the following procedure: the employee may displace the most junior employee in his current classification first if he is qualified. If he is not qualified to perform the work, he may displace the most junior employee in each lower classification he is qualified to perform until he has obtained a job or is laid off from the facility.
7.4	Temporary Transfers. The Employer, in its sole discretion, may transfer Employees temporarily between shifts and between jobs and departments in order to maintain efficient and/or economical operations of the system. Temporarily as used in the Article is defined and understood to mean any period of time, which does not exceed thirty (30) consecutive work days provided, however, that by mutual agreement between the Company and the Union, the period of time may be extended. Transferred employees will receive either the rate of pay for the position to which he is transferred or his regular rate of pay, whichever is higher, for no more than thirty (30) days.
7.5	With regard to the electrician and welder positions (or trainee positions for said positions), the Employer shall exercise its management right to place and/or promote those individuals who, in the sole discretion of the Employer, are the most qualified to fill available position(s). With respect to these electrician and welder positions, in the event that Management, in its sole discretion, deems individuals to be equally qualified, seniority shall be used as the determining factor. For all other positions, seniority shall be used to determine placement into available positions where employees are minimally qualified for any such available positions. Whenever practicable, Management shall post available job openings for all interested Employees to apply. Said posting shall state the minimum qualifications for the available opening.
7.6	An Employee voluntarily leaving the service of the Employer or discharged for cause shall forfeit all seniority and service rights, and shall, if he is reemployed be considered as a new Employee.
ARTICLE 8 SCOPE OF WORK AND WORK SCHEDULES
8.1	No foreman or supervisor shall, except in the case of emergencies, training employees, or in the interest of avoiding accidents, do any work peculiar to any job classification, the performance of which would cause an employee to suffer layoff or loss of pay.

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8.2	The established work week shall consist of seven (7) consecutive days beginning at 12:01 a.m. on Mondays. The normal daily and weekly work schedule shall be determined by management and the normal weekly work schedule shall consist of forty (40) hours of work.
8.3	Nothing in this Agreement shall be interpreted to restrict the amount of time an Employee can be required work to eight (8) hours in one day or forty (40) hours in one week. It is also understood that the foregoing does not constitute a guarantee of any fixed number of hours of work in any week.
8.4	The working time of any Employee shall commence when he has reported for work at the designated time and regular place.
8.5	Vacation days for an 8 hour shift job will be charged as 8 hours vacation. Vacation days for a 10 hour shift job will be charged 10 hours vacation.
8.6	Callout Pay. An Employee who reports to work pursuant to a callout, is guaranteed two hours and forty minutes of pay at his overtime hourly rate. Further, to qualify for the callout guarantee, an Employee must accept such work assignment as may be made by the Company and report at the facility or work location within an hour.
ARTICLE 9 OVERTIME
9.1	Employees shall be paid at a rate of one and one-half (1 1/2 x) times the Employee’s regular hourly rate for all hours worked in excess of their regularly scheduled work day (consisting of at least eight (8) hours in a day) or forty hours in a workweek, or for all hours worked on any of the holidays specified in this Agreement for up to their regularly scheduled work day. Overtime or holiday compensation shall not be pyramided; i.e., hours worked at a rate of time and one-half time shall not be computed more than once in calculating overtime or holiday pay earned, nor shall any premium rate be further expanded to time and one-half or double time of such premium rate under any Article of this Agreement.
9.2	No overtime shall be worked or permitted except by direction of proper authority, except in case of emergency where advance authority is not obtainable. An Employee on continuous operations shall remain at his post of duty until relieved. In cases where shift men are required to work for a longer time due to the failure of relief men to appear, such overtime shall be paid at the rate of one and one-half, however, the relief man shall be paid only for the number of hours worked.
9.3	The Employer shall, in-so-far as practicable, distribute overtime uniformly within each classification. When overtime is required, the employee within that classification who is lowest on the overtime list will be asked first, if he declines, all employees in that

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classification will be asked. If no employee accepts, the low man within that classification will be required to work overtime.
9.4	No Employee shall be required to take time off from his regular work week for the purpose of off-setting overtime previously worked.
9.5	When an Employee takes vacation time, as defined in this Agreement, the Employee shall be paid up to eight (8) hours (10 hours for a four X ten hour shift employee) of straight-time pay and such hours shall be counted as hours worked for the purpose of computing overtime for that week. Holidays shall also be counted as hours worked. Use of PTO days (other than vacation), jury duty, leaves of absence or layoff shall not be counted as hours worked for the purpose of computing overtime for that week.
ARTICLE 10 MEAL PERIODS
10.1	Employees shall receive one (1) thirty (30) minute meal period per shift when they work a full scheduled shift. Employees required to work at least four (4) hours over his regularly scheduled shift shall be provided with a meal paid for by the Employer.
ARTICLE 11 HOLIDAYS
11.1	The Employer recognizes the following holidays:
New Year’s Day
Good Friday
President’s Day
Memorial Day
Independence Day
Labor Day
Thanksgiving Day
Day after Thanksgiving Day
Christmas Day
Personal Holiday
When a holiday falls on a Saturday, the holiday will be observed on the previous Friday. When a holiday falls on a Sunday the following Monday will be observed as the holiday. This Article will not apply to employees with rotating days off. When a holiday falls on an employee’s regularly scheduled day off, the employee will be entitled to one additional personal PTO day. Use of the personal holiday and PTO time must be arranged for and approved in advance by the employee’s supervisor.

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11.2	Employees who wish to observe certain holidays of worship or commemoration not included in the Employer’s holiday schedule may do so with approval from management as an unpaid, excused absence or use a PTO day.
11.3	For the purpose of this Agreement a holiday shall consist of a twenty-four (24) hour period commencing at 12:01 a.m. the morning of the recognized holiday.
11.4	Each Employee who is not required to work on a particular holiday shall be paid straight-time pay for their regular number of work hours (either 8 or 10 hours), provided that no such payment shall be made to an Employee, with respect to a holiday, if such Employee:
a.	Was not present for work on both his last scheduled work day before the holiday and his next scheduled work day after the holiday unless there is reasonable excuse for absence.

b.	Is scheduled to work on that holiday and without permission of the Employer fails to report for work, unless there is reasonable excuse for such absence.

c.	Is removed from the active payroll during the period in which the holiday occurs, such as when on leave of absence or layoff.
11.5	An Employee required to work on any day observed as his holiday as outlined above shall, in addition to the holiday pay, receive straight-time pay (except for those hours worked in excess of 40, which will be paid at time and one half times the Employee’s regular rate of pay).
11.6	It is expressly understood that pay for time off not worked shall be construed to mean hourly pay and that reference to days herein this Agreement shall be construed as reference to an employee’s regular work day (either eight (8) or ten (10) hour days).
11.7	Employees hired from Farmland immediately after the purchase of the facility shall be entitled to receive holiday pay upon initial hire by the Company. Probationary employees and temporary employees will not be eligible to receive holiday pay.
ARTICLE 12 PAID TIME OFF
12.1	Paid Vacation. Full-time regular Employees who have twelve (12) months of continuous Company service are entitled to paid vacation according to the following schedule:

One (1) year of service	One (1) week
Two (2) to fifteen (15) years of service	Two (2) weeks
Fifteen (15) to Twenty (20) years of service	Three (3) weeks
Over Twenty (20) years	Four (4) weeks

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A.	Paid vacation eligibility is calculated on the employee’s anniversary date. For purposes of vacation entitlement, Farmland years of service shall be recognized. Vacation may be taken as it is accrued. Vacation shall be accrued monthly. No advances of vacation time will be made unless otherwise provided in this agreement.

B.	Vacation and PTO pay and use will be based upon the employee’s regular hourly rate of pay for their regular work day (either 8 or 10 hours).

C.	Probationary employees and temporary employees will not be eligible to use vacation time.

D.	Employees must indicate their desired vacation periods to the Employer between December 1 and 15 of each year for vacations to be taken during the next calendar year.

E.	Vacations shall be taken in increments of at least one (1) full week unless otherwise approved by the Employee’s supervisor.

F.	An Employee’s preference shall be considered in scheduling vacations, but the vacation schedule shall be subject to the Employer’s work requirements.
1.	When scheduling conflicts occur, the first Employee to submit the request shall have a preference for the requested vacation. In the event that Employees simultaneously submit requests, which would create a scheduling conflict, the Employee with the greatest length of service (including Farmland service) shall have first preference. However, once a vacation request has been approved, the Employee may not be “bumped” in favor of another who has greater seniority.

2.	Vacation time can be carried over from year to year in the following increments:

1 year to 15 years of service – 5 days; greater than 15 years of service – 10 days
Carry over of a greater number of days will not be made with the following two (2) exceptions:
a.	If the Employee is required to forego any portion of his vacation for the Employer’s convenience, he shall be allowed to carry any unused time forward into the next

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anniversary year. The Employee’s Department Head should write a memo to the file documenting the carry over, with a copy to the Union and the Employee.
b.	If an Employee is unable to use all of his accrued vacation due to a work-related disability, the unused portion of the vacation shall carry over into the next anniversary year.
3.	Pay in lieu of time off shall not be granted unless there is mutual agreement between the Union and the Employer.
G.	Vacation may not be used in conjunction with any disability pay the Employee receives.

H.	The Employer may block certain periods of time throughout the year when vacation cannot be taken. If the Employer chooses to block certain periods, notice will be given at the time Employees are to indicate their desired vacation periods.
12.2	Paid Time Off (PTO). PTO can be used for any purpose and is available as a flexible addition to vacation time. For example, PTO can be used for sick days, religious holidays and personal emergencies. All employees are allotted five (5) PTO days each calendar year. An employee cannot use PTO unless prior approval is given by the employee’s supervisor to the extent possible. Employees will be permitted to carry over up to ten (10) PTO days from year to year. If an employee is unable to attend work due to illness, injury or other reason, the employee shall notify his supervisor of the leave as far in advance as reasonably ascertainable. If an employee decides to take such leave on the morning of the scheduled workday, the employee shall notify the employee’s supervisor or another appropriate manager at least two (2) hours before the employee is scheduled to start work. An employee will not be paid for unused PTO time.
ARTICLE 13 JURY DUTY
13.1	It is agreed that no loss of base pay shall be incurred by an Employee as a result of jury service when loss of time is caused by actual service on a jury, and he shall be permitted to retain his jury fee. Employees will be paid their regular hourly rate for their regular work schedule (either eight (8) or ten (10) hour days). Employees called but not chosen for jury duty are required to work any remaining hours of his regular work schedule.
ARTICLE 14 PHYSICAL EXAMINATIONS
14.1	Applicants for employment shall be examined by a reputable physician.

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14.2	Upon the request of the Employer, the employee shall furnish the Employer’s regular medical examination form signed by an accredited physician.
14.3	In case a dispute arises over the physical fitness of an Employee to return to work or to continue to work, a board of three accredited physicians shall be selected, one by the Company, one by the Employee, and one selected by the two so named. The decision of the majority of the board shall be final. The Company shall bear the expense of the physician it selects and one-half of the expense of the physician chosen by the first two. The Employee shall bear the expense of the physician he selects and one-half the expense of the physician chosen by the first two.
ARTICLE 15 DRUG AND ALCOHOL POLICY
15.1	Drug or Alcohol Test. The Employer will adopt a drug and alcohol policy. Employees are required to adhere to that policy and shall be subject to the testing procedures contained therein. Any Employee suspected of consuming, using or being under the influence of drugs or alcohol must submit to an immediate drug and/or alcohol test. The Employer may monitor an Employee’s work performance and behavior to determine whether the Employer suspects that the Employee is under the influence of drugs or alcohol. Such testing shall be conducted by a certified lab to insure the integrity of the specimen.
15.2	Job-Related Accident. Any Employee involved in a job-related accident requiring attention at a medical facility may be required to submit to a drug and/or alcohol test.
15.3	Consequence of Positive Test. The Employer shall have just cause to discharge an Employee in the event that the drug or alcohol test indicates the presence of drugs or alcohol.
15.4	Refusal to Submit. Any Employee subject to drug and/or alcohol testing as outlined above who refuses to submit to such test shall be considered to have failed the test for purposes of this Article.
15.5	Random Drug Testing. The Employer shall implement a random drug testing policy, to the extent permitted by law. Such random testing shall be conducted quarterly and up to 25% of the bargaining unit members may be subject to such testing each quarter.
15.6	Compliance with Applicable laws. The Employer agrees to comply with all applicable laws, including Department of Transportation regulations with regard to employee drug testing.

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ARTICLE 16 LEAVE OF ABSENCE
16.1	The parties will comply with the requirements of the Family and Medical Leave Act of 1993, hereinafter, “the FMLA.” Employees shall be permitted to take the leaves allowed by law, subject to the Company’s right to adopt a policy detailing any procedures, requirements or restrictions on such leaves, as are permitted by law or this Agreement. An Employee seeking FMLA leave must provide sufficient information concerning the reason for the leave so that the Company can determine whether the leave qualifies under the FMLA.
16.2	If an employee desires an unpaid leave of absence in order to engage in any work pertaining to the business of the Union, said request will be presented to local Management for approval and such approval will not be unreasonably withheld. Such leave may not exceed one (1) year and will not affect the employee’s seniority status. Only one employee at a time shall be given such union leave.
ARTICLE 17 MILITARY LEAVE
17.1	An Employee who enters the Armed Forces of the United States shall retain and accumulate seniority under this Agreement during such period of military service and shall have the right to reinstatement to his former employment in accordance with established laws applicable to veterans of the United States Armed Forces.
17.2	An Employee who is a member of the National Guard or military reserve corps requiring periodic training courses necessitating his being absent from work will be entitled to a leave from work on his own time or to the right to apply the time lost against earned vacation, whichever the Employee prefers.
ARTICLE 18 BEREAVEMENT LEAVE
18.1	In the event of a death in a full-time Employee’s immediate family (defined as the Employee’s spouse, child, step child, parent or step parent or parent in law, or blood brother or sister), an Employee shall be granted up to three (3) consecutive work days off as funeral leave if the employee attends the funeral. Proof of the death and of the family relation may be required by the Company.
ARTICLE 19 SAFETY
19.1	No Employee shall be required to perform services that seriously endanger his physical safety, and his refusal to do such work shall not warrant or justify discharge. In all such cases, an immediate conference between the Employer and the Union shall be held to settle the issue in question.

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19.2	An Employee shall not be disciplined, if physically and mentally capable of continuing his duties, because of any accident unless the accident was caused by negligence, carelessness, or malicious intent of the Employee.
19.3	The Employer and the Union agree to the immediate formation of a joint committee, which shall be known as the “Joint Safety Committee.” The purpose of the committee to study and make recommendations that will ensure safe and efficient operation of the Employer’s operation. Such joint safety committee shall meet on the first Tuesday of every month. Unless mutually agreed to change to a different date. It is understood and agreed that the committee shall not have the right to alter, vary or modify provisions of this Agreement. It is further understood that the establishment and function of the committee provided herein shall in no way alter, vary or modify the right of any Employee, the Union or the Company to pursue any matter through the grievance and arbitration provisions of this Agreement. Activities of the Employee-members of the safety committee shall not interfere with the proper performance of the Employee’s work.
ARTICLE 20 EDUCATION AND TRAINING
20.1	The Company and the Union agree to the establishment of a “Joint Education and Training Committee” to develop education and training initiatives that are determined by the Company to be necessary for future business needs and to provide opportunities for Employees to gain additional employment skills. Toward that end, the Joint Education and Training Committee shall be established and shall consist of two (2) representatives appointed by the Union and two (2) representatives of management. This Committee shall meet primarily for the purpose of fostering and promoting the advancement of effective education and training programs. It is understood and agreed that the committee shall not have the right to alter, vary or modify provisions of this Agreement. It is further understood that the establishment and function of the committee provided herein shall in no way alter, vary or modify the right of any Employee, the Union or the Company to pursue any matter through the grievance and arbitration provisions of this Agreement. Activities of the Employee-members of the Education and Training committee shall not interfere with the proper performance of the Employee’s work.
ARTICLE 21 NONDISCRIMINATION
21.1	It is mutually agreed that there shall be no coercion, intimidation, or discrimination practiced by the Employer or the Union because of membership or non-membership in the Union.
21.2	It is the mutual intent of both the Employer and the Union to comply with all State and Federal laws, including the Americans with Disabilities Act.

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21.3	The Employer and the Union agree that they will not discriminate against any employee or applicant because of race, sex, color, creed, age, nationality, or religion, or any other legally protected status under local, state or federal law. All actions affecting personnel are administered fairly and in accordance with applicable laws. This policy applies to all terms and conditions of employment.
21.4	The parties agree that during the term of this Agreement, the Company is permitted to take all actions necessary to comply with the “Americans With Disabilities Act of 1990,” 42, USC 12101 legislation. It is not the intent of the parties to displace regular full-time Employees in order to comply with the Act.
21.5	The Employer is committed to maintaining a work environment free from harassment, including sexual harassment. The Employer shall have good cause to discipline, up to and including discharge, any Employee who engages in harassment directed toward any Employee, customer, visitor or vendor. Harassment is defined as unwelcome verbal or physical conduct of a discriminatory nature based upon age, race, religion, national origin, disability, veteran status, or any other protected classification, which creates a work environment that is offensive, hostile or intimidating. Sexual harassment includes, but is not limited to, solicitation of sexual favors, offensive touching, lewd or suggestive comments, sexual jokes or innuendoes, visual displays of pornographic materials, and visual displays of sexual materials. It is incumbent upon an Employee to immediately report to his or her supervisor any other Employees who are engaging in harassment. Employees who fail to satisfy this obligation may be subject to discipline, up to and including termination.
ARTICLE 22 DISCIPLINE AND DISCHARGE
22.1	No regular Employee, after having completed the probationary period under Article 7, shall be disciplined and/or discharged except for just cause. The Employer shall follow a system of progressive discipline. The parties agree that progressive discipline normally requires, prior to discharge, that an Employee be given a verbal, written and then final written warning to correct the deficiency, but that with the principle of progressive discipline, the Employer may impose immediate suspension or discharge for dishonesty, incompetence, misconduct, insubordination, failure to report to work without just cause, walking off the job during a shift, or drinking alcohol or use of controlled substance, or being under the influence thereof, during the Employee’s shift.
22.2	An Employee may be placed on “final written warning” status for up to one (1) month at any time when his performance has deteriorated to the extent that his supervisor believes, and the Employer’s Human Resources Director agrees, that it is necessary to impress upon him the significance of poor performance and the need for improvement. The Employer shall advise the Employee and the Union of his deficiencies and the areas where improvement is required with specificity. The Employer shall advise the Union

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that the Employee has been placed on final written warning status within 24 hours of being placed on such status. An Employee who improves satisfactorily during this period may be restored to regular status. Failure to improve performance during this period may result in termination or transfer to another job more suited to the Employee’s capabilities. Deficiencies in work performance should be documented and placed in the Employee’s file. Regular Employees who have been placed on final written warning status are eligible for normal benefit accrual but may not take any vacation days during that period, unless approved by the facility manager. The final written warning status period shall be extended by the number of days the Employee is absent from scheduled work while on such status.
22.3	Any Employee who is requested to participate in an investigatory interview, that the Employee reasonably anticipates will result in the imposition of a disciplinary penalty, may request that a Union representative be present. The Employer may grant or deny the Employee’s request. If the Employer denies the Employee’s request, the Employee shall have the option of continuing the interview without the presence of a Union representative, or discontinuing the interview. If the Employee’s request is granted, the Union representative shall be summoned by the Employer and allowed to be present during the investigatory interview. The interview shall be scheduled for a date and time acceptable to the Employer and the Union. The Employer may proceed with the interview without the presence of a Union representative, if the Union representative is unavailable for 36 consecutive hours following notification. In that event, the Employee may decide whether he desires to participate in the interview without the presence of a Union representative.
ARTICLE 23 GRIEVANCE PROCEDURE
23.1	A grievance shall be defined as a dispute regarding the interpretation and application of the provisions of this Agreement raised by the Union alleging a violation of the terms and provisions of this Agreement. However, disputes specifically excluded in other Articles of this Agreement from the grievance and arbitration procedure shall not be construed as falling within this definition.
23.2	All grievances shall be handled exclusively in the following manner:

STEP 1:	Matters for discussion must first be orally submitted to the employee’s immediate supervisor. Such a meeting shall normally include the employee, the local union or unit representative, and the foreman and shall be held within five (5) working days of the time that the aggrieved party has knowledge of the grievance. If the grievance is not resolved at this step, then the union may file a formal written grievance within five (5) days under the procedures set forth below. If the matter is not resolved, the immediate supervisor shall render a written response to the Union within five (5) business days after the grievance is presented.

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STEP 2:	If the grievance is not settled at Step 1 and the Employee or Union wishes to file a written grievance to Step 2 of the grievance procedure, it shall be submitted in writing to the Employee’s department head within five (5) business days after receipt of the Company’s answer in Step 1, or within five (5) business days of the time when such answer would have been due. The grievance shall state the provision or provisions of this Agreement, which are alleged to have been violated, the relief requested, and the basis upon which the grievant believes the grievance was improperly denied at the previous step in the grievance procedure. The department head shall investigate the grievance and, in the course of such investigation, may offer to discuss the grievance within five (5) days with the grievant and an authorized Union representative at a time mutually agreeable to the parties. If no settlement of the grievance is reached, the department head shall provide a written answer to the grievant and to the Union within ten (10) business days following receipt of the Step 2 grievance.

STEP 3:	If the grievance is not settled at Step 2 and the Union wishes to appeal the grievance to Step 3 of the grievance procedure, it shall be submitted in writing (signed by both) to the General Manager or his designated representative within five (5) business days after receipt of the Company’s answer in Step 2, or within five (5) business days of the time that such answer would have been due. The grievance shall specifically state the basis upon which the grievant believes the grievance was improperly denied at the previous step in the grievance procedure. The General Manager or his designated representative shall investigate the grievance and, in the course of such investigation, shall offer to discuss the grievance within five (5) days with the grievant and authorized Union representatives at a time mutually agreeable to the parties. If no settlement of the grievance is reached, the General Manager or his designated representative shall provide a written answer to the grievant and the Union within ten (10) business days following receipt of the Step 3 grievance.

STEP 4:	If the grievance is not settled at Step 3 and the Union desires to appeal, the Union may refer the grievance to arbitration, as described below, within thirty (30) business days of receipt of the Company’s written answer as provide to the Union at Step 3:
(a)	The parties shall attempt to agree upon an arbitrator within five (5) business days after receipt of the notice of referral. In the event the parties are unable to agree upon the arbitrator within said five (5) business day period, the parties shall jointly request the Federal Mediation and Conciliation Service to submit a panel of seven (7) arbitrators. Each party retains the right to reject one (1) panel in its entirety and request that a new panel be submitted. Both the Union and the Company shall have the right to alternately strike names from the panel, with the party requesting arbitration striking the first name. The person remaining shall be the arbitrator.

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(b)	The arbitrator shall be notified of his/her selection and shall be requested to set a time and place for the hearing, subject to the availability of Union and Company representatives.

(c)	The Company and the Union shall have the right to request the arbitrator to require the presence of witnesses or documents. The Company and the Union retain the right to employ legal counsel at their own expense.

(d)	The arbitrator shall submit his/her decision in writing within thirty (30) calendar days following the close of the hearing or the submission of briefs by the parties, which ever is later. This decision shall be final and binding on the Company, the grievant, the Employees covered by this Agreement, and the Union.

(e)	More than one grievance may be submitted to the same arbitrator if both parties mutually agree in writing.

(f)	The fees and expenses of the arbitrator and the cost of a written transcript if requested by both parties shall be divided equally between the Company and the Union; provided, however, that each party shall be responsible for compensating its own representative and witnesses.

(g)	The arbitrator shall have no power to add to, subtract from, amend, change or alter any of the terms of this Agreement.

(h)	Any Employee covered by this Agreement who is discharged by the Employer and who disputes that his/her discharge was for just cause shall have an affirmative duty to mitigate any potential damages which might result to the Employer, in the event the discharge involved is subject to Grievance and Arbitration, and an arbitrator overrules the discharge. In any dispute over the amount of back pay due to an Employee under an arbitration award, the arbitrator shall have no authority to award any back pay to that Employee unless that Employee or the Union has affirmatively proven by a preponderance of the evidence that the Employee has fulfilled his/her duty to mitigate damages at all times since his/her discharge.
23.3	Time limitations set forth in this Article may be waived or modified by mutual agreement between the parties involved. Absent a waiver to the contrary, if either party fails to comply with the time limitations as established herein, the other party shall be deemed to have prevailed on the grievance in question.
23.4	It is understood that the grievance can be withdrawn or settlement agreed upon between the parties at any time prior to the formal hearing of the grievance by the Arbitrator.

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ARTICLE 24 BULLETIN BOARD
24.1	The Employer shall make a bulletin board available to the Union where the Union may post notices of Union elections and results, meetings and recreational and social affairs.
ARTICLE 25 VALIDITY
25.1	If any court shall hold any part of this Agreement invalid, such decision shall not invalidate the entire Agreement.
ARTICLE 26 WAGE RATE
26.1	Rates of pay for Employees in positions covered thereunder are set forth in Appendix “A” attached hereto.
ARTICLE 27 INSURANCE
27.1	Employees will be offered the opportunity to enroll in, and participate in the Employer’s medical insurance plan on the terms and conditions of the plan as set forth in Appendix “B” attached hereto. It is understood and agreed that increases to the insurance premiums set forth in Appendix B after year 1 of this Agreement shall be shared between the Employer and Employees in the following manner: Employer to pay 70% of the increase; and Employees to pay 30% of the increase. It is understood and agreed that during the term of this Agreement Employees covered by this Agreement shall not be required to pay more than 25% of the total premium cost for medical insurance.
ARTICLE 28 401K
28.1	Employees will be eligible to participate in the Coffeyville Resources Crude Transportation, LLC 401K plan under the terms and conditions of the plans as set forth in Appendix “C” attached hereto.
ARTICLE 29 MISCELLANEOUS
29.1	Reimbursement for Safety Equipment. The Company shall reimburse each employee fifty dollars ($50.00) per year toward the purchase of ANSI approved steel-toe shoes, provided that the employee provides a receipt. The Company shall provide each employee with one pair of safety eyeglasses each year.
29.2	Check-Off. To the extent approved and authorized by individual employees and as permitted by State law, the Company agrees to check-off dues by voluntary authorization. Said arrangement shall be continued in effect for the term of this Agreement. The Union and the Company will agree upon a check off authorization form which complies with applicable law to be provided to members. The Union shall provide copies of individual

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consent forms to the Company for processing. The Company shall remit each month to the designated financial officer of the Union, the amount of deductions made for that particular month, together with a list of employees and their Social Security numbers, for whom such deductions have been made.
ARTICLE 30 TERM OF AGREEMENT
30.1	Subject to provisions of Article 3. No Cessation of Work, herein above, this Agreement is effective , 2004, and shall remain in effect through , and from year to year thereafter, unless a written request to alter, modify or terminate the Agreement is received on or before sixty (60) days prior to , or any subsequent , either party shall make written request for alternations.

COFFEYVILLE RESOURCES	THE PAPER, ALLIED-INDUSTRIAL,
CRUDE TRANSPORTATION, LLC	CHEMICAL & ENERGY WORKERS
INTERNATIONAL UNION,
ALF-CIO-CLC AND LOCAL 5-432

DATE	DATE

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APPENDIX A
JOB CLASSIFICATIONS AND WAGE RATES

		Proposed
		Wage Rate
		Increase Each
Classifications	Wage Rate	Year
Gauger	18.62	3%

Electrician	18.04	3%

Welder	18.04	3%

Mechanic (Truck)	18.04	3%

Stock Gauger Eng.	17.71	3%

Back Hoe, Truck Driver (1 Ton +) Tractor Operator	17.31	3%

Pipeliner	16.98	3%

Transport Driver	16.59	3%

Probationary Employees *	11.75 minimum**

*	This probationary rate will not apply to Farmland Employees hired by Coffeyville Resources Crude Transportation, LLC.

**	To be determined in the sole discretion of the facility manager.

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APPENDIX B

Bartlesville Facility
Proposed Benefit Rates for
2004

Medical (20% Employee / 80% Employer)	Distribution of Premium
BCBS - Kansas	Employee	Employer	TOTAL
Option 1. $200/$600 deductible

Employee Only	$58.45	$233.78	$292.23
Employee/Child	$111.55	$446.19	$557.74
Employee/Spouse	$125.92	$503.68	$629.60
Family	$178.00	$712.00	$890.00

Option 2. $500/$1000 deductible

Employee Only	$53.09	$212.34	$265.43
Employee/Child	$102.29	$409.17	$511.46
Employee/Spouse	$113.96	$455.82	$569.78
Family	$163.17	$652.66	$815.83

Monthly Expense	$59,755	$239,018	$298,772

Annual Expense	$717,058	$2,868,212	$3,585,270

Dental – (20% Employee / 80% Employer)
Delta Dental of Kansas

Employee only	$4.44	$17.77	$22.21
Employee/child	$8.53	$34.10	$42.63
Employee/Spouse	$8.80	$35.19	$43.99
Family	$14.57	$58.30	$72.87

Monthly Expense	$4,727	$18,912	$23,639

Annual Expense	$56,728	$226,945	$283,673

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Life and AD&D (all Employer Paid)
Minnesota Life		Life Rate	ADD Rate	Total Rate
Amount in Force	$11,173,423	$0.27	$0.02	$0.29
Monthly Expense		$3,006	$268	$3,274
Annual Expense		$36,068	$3,218	$39,286

Rates subject to final adjustment by BC/BS of Kansas if closing occurs after December 1, 2003.
Increases to medical and dental insurance rates in years 2 through 5 of the contract shall be split in the following manner: 70% of increase to be assumed by Employer, 30% of increase to be assumed by employees.

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APPENDIX C
401(K) PLAN
Employees will be eligible and offered the opportunity to participate in the Employer’s 401(k) Plan. The Employer shall match $0.50 for every dollar contributed by each employee up to a maximum of 6% of each employee’s annual salary. The Employer’s contribution will vest in equal amounts over a three year period, e.g., 33.3% each year until fully vested. The Employer’s contribution shall fully vest automatically upon the retirement of any Employee during the first three years of the contract.

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SIDE LETTER
The probationary period set forth in Article 6 shall be 90 WORKDAYS for employees hired directly from Farmland upon the purchase of the operation. For all hires after the initial purchase the 120 work day probationary period shall apply.
On the condition that the bargaining unit members vote in favor of the Agreement upon one vote and by October 23, 2003, the Company will pay a one time lump sum payment of $1,500.00 to those former Farmland bargaining unit employees who are not hired. Employees hired by the Company but then dismissed during their initial 90 day probationary period shall also be entitled to receive this $1,500 payment.
Upon date of hire of Farmland Employees Coffeyville Resources Crude Transportation, LLC will allow each employee to borrow up to five days of vacation time during the first six months of 2004. Each borrowed vacation day will be paid back as vacation time is accrued by the employee.

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